COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

4Q07 CONFERENCE CALL FORMAL COMMENTS

January 29, 2008

INTRODUCTION/SAFE HARBOR DISCLAIMER (Jeff Tryka)

Thank you and welcome to this Coachmen conference call to review the Company’s results for the fourth quarter and full year ended December 31, 2007, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on January 29, 2008, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.  Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

BUSINESS OVERVIEW (Rick Lavers)

Thank you Jeff, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group, Rick Bedell, President of our Housing Group and Todd Woelfer our General Counsel.

Last Friday, I glanced at my Forbes Success Calendar, and the quote for that day was Edward Ziegler, “It is a good rule to face difficulties at the time they arise and not allow them to increase unacknowledged.” As well as being one of the management principles I

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January 29, 2008

have tried to inculcate in this company, to confront realities and solve them rather than try to sweep things under the rug, that quote seemed very apropos.  It is my distinctly unpleasant duty today to report very disappointing bottom line results for the fourth quarter.  This should come as no real surprise to anybody who has been paying attention to the numbers that were turned in for the first 3 quarters and the collapse of the markets in both of our business segments, and who recognizes that the 4th quarter is traditionally our most difficult. However, we are especially disappointed in this performance because of the improvements which we scored in the third quarter.

With the impact of the spread of the sub-prime mortgage crisis, the quarter did not begin well in October, and deteriorated further in November. December was nothing short of a train wreck, with RV dealers increasingly concerned about the prospects of a recession, and with the housing market flat on its back.  Media talking heads were in a frenzy to be the first to announce that the US economy is in recession, and helped create a self-fulfilling prophecy by instilling panic among consumers, small businesses and individual investors despite low interest rates and low unemployment.  I am quite certain that substantially contributed to a precipitous drop in the consumer confidence index.  That index now stands at 88.6, a drop of almost 25 points since July – and that was before January’s stock market gyrations. This had a predictable and inevitable depressing effect on the market for high cost, discretionary consumer durables.  Our quarter’s results were also affected by delays in the Fort Carson military barracks project that were entirely outside our control.  While we commenced building modules for that project in December, as a result of on-site delays, revenues for the modules built in 2007 cannot be recognized as income until 2008.  Further, due to gathering storm clouds from the credit markets, we deemed it prudent to increase reserves in several areas, which also affected our bottom-line numbers. Colleen will provide you more detail.

Nonetheless, I am acutely aware that this kind of result cannot continue.  But while it is an understatement that I am displeased, I am not despondent – not at all.  I said that the second half of 2007 would be better than the first half, and despite all of these problems, that prediction was correct - just barely so at the bottom line, but very much so operationally.  As a result of the restructuring we undertook, the redirection of the company we launched, the new products we introduced, and the cost reductions we made, we expect to make a profit in 2008, even if our markets do not fully rebound.  Last call, we went into some detail as to why our stock price sorely undervalues our realizable assets.  This call, we intend to emphasize why, in stark contrast to 2007, we expect to be profitable in 2008.  We have kept you advised of the many steps undertaken in 2007 to reduce our costs of operations – such as strategic sourcing, plant consolidations, and product simplification – and cautioned you that the savings would not all drop to the bottom line until 2008.  We should now start reaping the full measure of those efforts.

Colleen…

CORPORATE/FINANCIAL REVIEW (Colleen Zuhl)

Thank you, Rick.

Coachmen Industries, Inc. Fourth Quarter Conference Call Script

January 29, 2008

As mentioned in our release yesterday, the weakness in both of our industry segments continued in the fourth quarter, with a significant adverse impact on our financial results.  While our pre-tax loss from continuing operations for 2007 was worse than 2006, if you strip out the gains on assets sales and other positive items impacting the results of operations for 2006 and the negative items impacting the results of operations for 2007, given a 33% reduction in revenues in the fourth quarter, our results actually indicate operating performance improvement.

For the fourth quarter of 2007:

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Sales fell 33.5% to $77.0 million versus $115.8 million last year.

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Consolidated gross margin was negative 3.2% compared to negative 0.2% for the same period a year ago.  The deterioration in gross margin is directly attributable to the decline in sales volumes in the quarter.

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Selling, general and administrative expenses were reduced by $1.3 million compared with the fourth quarter of 2006 due primarily to reduced selling expenses as a result of lower sales commissions associated with the reduced revenue level.

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Pre-tax loss was $14.6 million for the fourth quarter, versus a $11.6 million pre-tax loss for the fourth quarter of 2006.

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At the bottom line, the net loss from continuing operations for the quarter was $13.8 million, or $0.87 per share in 2007 compared with a net loss of $31.4 million, or $2.01 per share in the year ago quarter.  However, the loss in the fourth quarter of 2006 included a non-cash charge of $24.4 million to establish a valuation allowance for the full value of the Company’s deferred tax assets.

The fourth quarter results include a number of non-standard items:

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We realized gains on the sale of assets of $400,000 in the current quarter compared to gains of $2.3 million for the fourth quarter of 2006.

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We incurred expenses totaling $200,000 relating to the closure of the Ohio housing plant, primarily for inventory movement to Indiana, inventory reserves and severance costs.

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We also incurred expenses of $100,000 and additional capital investments of $700,000 relating to the move of the RV Group’s paint facility back onto the main Middlebury production complex.

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We also incurred incremental legal fees in connection with our efforts to recover certain damages and recorded increased reserves for sales and use tax issues, inventory and other reserves arising from the current economic environment totaling $1.7 million.

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Excluding these items from the 2007 and 2006 pre-tax loss from continuing operations, our results would have been a loss for 2007 of $13.1 compared to a loss of $14 million for 2006, on 33.5% fewer sales.

Turning to our results for the full year:

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January 29, 2008

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Sales fell 14.8% to $480.8 million versus $564.4 million in 2006.

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Consolidated gross margin was 2.7% compared to 3.6% for 2006.  Despite the significant decrease in revenues we were able to mitigate the decrease in gross profit levels due in large part to the cost reduction efforts achieved primarily in the second half of 2007 as we’ve discussed previously.

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Selling, general and administrative expenses increased by $4.4 million to $49.0 million, however SG&A expenses in 2006 were reduced by the impact of legal recoveries in the amount of $3.6 million which did not occur in 2007.

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Combined, these factors resulted in a pre-tax loss of $40.5 million for 2007, versus the $16.7 million pre-tax loss reported in 2006.

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At the bottom line, the net loss from continuing operations for the year was $38.8 million, or $2.46 per share in 2007 compared with a net loss of $33.2 million, or $2.12 per share in 2006.

Within the full year results, the Company incurred a number of non-standard items that impacted our results:

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We realized gains on the sale of assets of $1.0 million in the current year compared to gains of $8.7 million in 2006.

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While in 2006 we received a legal recovery of $3.6 million, in 2007, we incurred incremental legal costs in our efforts to recover damages from various losses incurred in prior years, expenses associated with the plant consolidations and restructuring, sales and use tax reserves, additional reserves relating to the current economic environment and consulting fees associated with our strategic sourcing efforts which combined to reduce profitability by approximately $4.0 million.

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We also incurred the non-cash goodwill impairment charge of $3.9 million in 2007.

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Excluding these items from 2007 and 2006, pre-tax loss from continuing operations, our results would have been a loss for 2007 of $33.7 compared to a loss of $29 million for 2006, on 14.8% lower sales.

For the twelve months ending December 31, 2007, net cash flow from operations was an outflow of $7.9 million, compared with an outflow of $5.0 million from operations for 2006.  We held a tight line on capital expenditures throughout the year, expending only $3.6 million in 2007, $700,000 of which related to the move of our paint facility in the fourth quarter, versus the $4.6 million expended during 2006.

On the balance sheet:

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Cash decreased from a year ago by $1.1 million to $1.5 million at December 31, 2007.

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Total inventories decreased by $4.2 million from the end 2006 to $79.3 million.

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Finished goods inventory increased by $800,000 from $44.2 million to $45.0 million, with a $1.8 million increase in Housing finished goods offset by a $1.0 million reduction in finished goods at the RV Group.  This increase in finished goods was planned with the buildup of inventory associated with the Ft. Carson

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project.  Shipments of the Ft. Carson inventory began in January 2008. Unlike 2006, the RV finished goods inventory is not open inventory – rather the majority of this inventory is committed to specific dealers.  This is a very positive difference from last year.

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Long-term debt has decreased 22% during the year and stands at a very low $3.0 million as of December 31, 2007.

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Short term borrowings increased from the end of last year by $10.8 million to $20.1 million as of December 31, 2007.

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Shareholders’ Equity stands at $121.1 million resulting in a book value per share of $7.67.

As I discussed in detail in our last conference call, Coachmen has adequate liquidity and access to cash to carry us through these current difficult market circumstances.  Despite the increase in short-term borrowings, we have adequate availability under our long-term credit agreement which does not expire until 2011.  In addition, we expect additional cash inflows in 2008 resulting from a number of recently completed and pending actions.  First, we have completed the sub-lease for a significant portion of our service center in Chino, California, and we began receiving cash inflows from that action in January.

During the fourth quarter, we completed the sale of the former CLI paint facility for $2.9 million consisting of cash of $300,000 and a 1-year secured note of $2.6 million. Based on the applicable accounting rules, this sale resulted in a pre-tax gain of $400,000 on the equipment and a deferred gain of $1.1 million on the property. The deferred gain will be realized in 2008 upon the receipt of cash.

We also have a number of other properties in various stages of being sold, including a vacant production facility in Decatur, Indiana, the final pieces of our former Georgie Boy production facilities in Edwardsburg, Michigan, vacant land in Tennessee and the Ohio housing plant which was closed in the fourth quarter.  In addition, we are in the process of moving our corporate headquarters from Elkhart to the Middlebury RV complex, after which our former headquarters building will be available for sale.  Combined, we expect these properties will generate proceeds of approximately $10 million.

In addition, we are now realizing many of the operational improvements from the actions taken in 2007 which will further enhance cash availability. Mike and Rick will further expand on these improvements in their remarks.

In summary, during the quarter, we managed our assets and cash flows and we continued to maintain control over inventory levels in the face of particularly difficult market conditions for both business segments.  We saw the results from our efforts at reducing operating costs which mitigated our losses despite the significant drop in revenues.  We have a number of idle assets which will be sold to increase our cash availability and our plant consolidations and restructuring efforts are now largely completed, which puts us in position to achieve our ultimate goals at the bottom line in 2008.

Now, for details regarding our RV Segment, I’ll turn the call over to Mike Terlep, President of the RV Group.  Mike …

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January 29, 2008

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW (Mike Terlep)

Thank you Colleen.

The Recreational Vehicle Group generated sales of $54.5 million during the fourth quarter, down 34.5% from $83.3 million last year.

Gross profit for the fourth quarter was negative $2.7 million.  Although unacceptable, the negative $2.7 million in gross profit in the fourth quarter of 2007 compares favorably to the $2.9 million gross profit loss in the fourth quarter of 2006 … especially in light of 34.5% lower sales in 2007.

Total operating expenses were reduced by 10.7% to $6.8 million from $7.6 million last year.  As a percent of sales, operating expenses were flat despite the sharp decline in sales.

Although the RV Group booked a pre-tax loss of $9.4 million, this compares favorably to the pre-tax loss of $10.4 million in the fourth quarter of 2006 … an 8.9% pre-tax improvement on 34.5% lower revenues.

For the full year, the RV Group sales fell 10.6% to $361.7 million compared to $404.7 million last year.

The detailed market information by product category regarding the Industry, as well as for the RV Group is as follows:

Overall, unit shipments for the Industry were down 9.5% for the calendar year.

For the industry, all towable product categories were down at wholesale by 11%.

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Travel Trailers were down 11.5%

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Fifth Wheels were down 8.2%, and

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Camping trailers were down 15.3%.

Motorized was relatively soft as well.  For the Industry, Class A’s and Class C’s were down 1.1%, with:

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Class A’s relatively flat and

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Class C’s down 4%.

Coachmen wholesale unit shipments outpaced the Industry for the year in Class C’s, Fifth Wheels and Camping Trailers, while we lagged behind the Industry in Class A’s and travel trailers.

At retail, Industry numbers are available only through November.  Year to date, towables retail registrations for the industry are up 1.4%,

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January 29, 2008

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with travel trailers up 6%,

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fifth wheels down 4.3% and

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camping trailers down 9.8%.

Year to date retail registrations through November, total motorized products for the Industry are down 5.5%,

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With Diesel Class A’s down 5.1%,

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Gas Class A’s down 7.8% and

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Class C’s down 4.2%.

Our retail market share as reported by Statistical Surveys, Inc. through November of 2007:

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has improved in Class C Motorhomes, up 15.7% …

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has improved in Travel Trailers, up 23.1% …and,

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has improved in Fifth Wheels, up 3.2%.

Our retail market shares are down by 20% in Class A’s and 5.8% in camping trailers.

Gross profit for the year decreased slightly to a small loss of $0.1 million versus a slight gross profit of $0.3 million in 2006, on 10.6% lower revenues.

RV operating expenses increased to $33.8 million from $25.7 million last year; however this was primarily due to the impact of several non-recurring items.  Specifically, in 2006 we had a legal recovery of approximately $3.6 million which served to reduce operating expenses by approximately $3.6 million.  In addition, in 2007, we had a goodwill impairment of $3.9 million and consulting fees associated with our strategic sourcing efforts of about $0.8 million, all of which served to inflate operating expenses by another $4.7 million.

RV Group pre-tax loss increased to $33.9 million for the full year, compared to a loss of $25.4 million one year ago.  After adjusting for the prior mentioned $8.3 million of non recurring items adversely affecting the 07 to 06 comparison, the pretax performance was relatively flat on 10.6% lower sales.  This is reflective of the operating improvements accomplished in 2007.

The RV Group total finished goods now stands at $34 million, which is a reduction of $1 million from one year ago.  As Colleen mentioned earlier, one key improvement in finished goods from one year ago is that most of our current finished goods is to satisfy dealer orders as opposed to being built as open inventory.

Although the bottom line does not yet show the results we want and need, we have accomplished meaningful gains in margin improvement, increased capacity utilization as a result of consolidation activities and overhead reductions from the cost cutting that we diligently managed throughout 2007.

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January 29, 2008

The road to return the RV Group to profitability requires significant improvement in margins through better products, strategic sourcing, improved quality and higher capacity utilization of our operating facilities.

So where are we on these key ingredients?

Better products at better margins: Despite the sales weakness we experienced in the fourth quarter, based on the favorable response to our new models introduced at the Louisville show and our current backlogs and sales activity, we are optimistic that our sales will rebound in the first quarter, and in fact, January results are proving this out.  Several of our new models featured and enthusiastically received at the Louisville Show are just now starting to roll off our production lines, with the balance of these new models to be produced throughout the first quarter.  In addition, we are now starting to see a positive influence from the pull through incentive programs we launched to stimulate the retail market and assist our dealers.  More on this later.

Our new product offerings captured 4 of the 12 “must see products” identified out of over a thousand units on display at the show.  Our new products ranged from an all new and innovative front kitchen Rear Diesel product offering to an all new and very creative entry level Class A style and floorplan in our Pursuit and Mirada product lines, to an all new touring Class C built on the Daimler Chrysler Sprinter Chassis called the Prism, to a total redesign and step out of the Leprechaun Class C, to innovative new floorplans in our Fifth Wheel product lines and a re-engineered Spirit of America entry level travel trailer line that is now fully laminated with an aluminum cage construction providing high line features at a reduced weight all at an entry level price point.  And of course, we continue to step out with our Adrenaline sport utility trailer product, which was up in shipments by 426% in 2007 versus 2006.

Because of the acceptance of our new product offerings, the margins on our new 2008 and 2009 product offerings continue to improve and are now in line with Industry standards or benchmarks.

Our strategic sourcing team has done a stellar job.  Largely contributing to our improved margins are the pay backs from our Strategic Sourcing efforts.  We have been successful in reducing our SKU’s by 29% through standardization and accomplishing supplier consolidation of 29%, both of which assist us in managing our spend much more efficiently.  Despite inflationary pressures on certain key components and materials, we have been successful in generating meaningful material cost reductions over the last 6 months that will carry forward throughout 2008.

The quality of our product has radically improved and now leads the Industry.  Our quality metrics reflect an improvement of 31% for the year, since the implementation of our new quality program.  This, along with tighter controls around our warranty administration, has resulted in steadily reduced warranty expense over the last year.  Total Warranty Expense in 2007 was $15.5 million compared to $19.1 million in 2006.  More impressive is that total warranty expense in the second six months of 2007 was $5.5 million compared to $10 million in the first six months of 2007.  As a percent of sales,

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our warranty dropped each consecutive quarter throughout 2007:  Q1 was 5.1% / Q2 was 4.2% / Q3 was 3.9% / Q4 was 3.6%.

Finally, one of the key drivers to our operating losses has been the unfavorable operating leverage due to sales and production volumes.  To address this, we communicated during last quarter’s conference call that we were in the process of executing a large scale consolidation of our assembly and support plants … consolidating all Class A production into one plant and all Travel Trailer production for our Indiana facilities into one plant.  In addition, we consolidated two of our support plants on our north Middlebury complex to our primary Middlebury complex and moved our paint operation in Elkhart to Middlebury.  The Elkhart paint facility has been sold.  And we have significantly down sized our West Coast service center and sub leased the 65,000 square foot plant we were operating service from.

These actions have improved our overall capacity utilization to approximately 70% from the prior utilization of less than 50%.

We are pleased to report that our consolidation action plan has been fully executed and we are tracking ahead of plan in overall cost savings of $7 million annually.

In 2007, we successfully reduced our break even from over ¾ of billion dollars to approximately $350 million.

Of course, in order to accomplish pre-tax profit, we must generate reasonable sales volumes.  To do so, we have chosen retail market stimulation rather than wholesale discounting.  While retail incentives may take a month or two longer to realize wholesale improvement, it avoids long-term product devaluation.  An example is the attractive retail finance rate program we rolled out to our dealers, featuring reduced retail fixed term rates to assist dealers in replacing aged inventory with fresh inventory and pulling product through the supply chain.

In addition to our operational accomplishments, we have launched an aggressive marketing program to leverage our brand equity.  This program is focused on growing our distribution base by offering an enhanced value package for our dealers and we have re-invented our owners club in order to leverage our customer base and attract more prospective customers to our family of products.

While our 2007 bottom line results were disappointing, we have taken serious, decisive and necessary action to return our company to profitability.

In our last call, I said that “The RV Ship has turned”, In 2008, we will show you.

Now, for details about Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Coachmen Industries, Inc. Fourth Quarter Conference Call Script

January 29, 2008

Thank you Mike…

In 2007, the Housing Group faced the weakest market conditions in more than 25 years.

For the fourth quarter:

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According to the US Census Bureau, in December, total single-family housing starts fell 36% from a year ago.

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Our Housing sales fell 30.9% to $22.5 million from $32.5 million last year.

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Our Housing gross profit fell to $0.2 million from $2.6 million in 2006 as a result of the lower operating leverage resulting from the lower revenue levels and due to the ramp up of Iowa and Colorado for Ft. Carson and the low utilization of the Ohio facility which was closed in December.

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Housing SG&A expenses were essentially flat at $4.3 million vs. $4.2 million in 2006.

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Housing pre-tax loss was $5.2 million for the fourth quarter of 2007.

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All of these results were impacted in part by the delay of Ft. Carson  for which we incurred expenses in 2007 but will not recognize revenues until 2008.

For the Full Year:

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Again, according to the US Census Bureau, for the full year, total single-family housing starts fell 28.6%.

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Our Housing sales fell 25.4% to $119.2 million from $159.7 million last year.

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Housing gross profit decreased to $12.8 million versus $19.9 million in 2006, while gross margin percentage decreased to 10.8% from 12.5% over the same period. This was primarily due to suboptimal utilization of all our plants, but in particular Ohio – which was consolidated into the Indiana facility.

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Housing SG&A expenses increased to $16.3 million from $15.8 million last year.

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As a result of the lower gross profit and higher operating expenses, the Housing group incurred a pre-tax loss of $7.4 million compared with a pre-tax profit of $2.7 million a year ago.

As I previously stated we are in the midst of the worst market conditions in recent memory, and we are faced with the choice of waiting for the market to improve, which is no option at all, or taking the steps necessary to ensure the success of our housing group regardless of the market.  We are taking steps to do just that.

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Our strategic sourcing efforts will save over $1 million at 2007 purchasing levels.  Increasing our volume will only increase the incremental savings.

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We have streamlined our product offerings from nearly 300 floor plans to just over 90 making it easier for our customers to choose their new home design and will reduce the costs associated with maintaining the additional plans.

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We have revised our specifications and pricing strategies in order to remain competitive and increase our margins, also allowing our builders to upsell on specification upgrades.

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The consolidation of our Ohio and Indiana facilities along with increased capacity utilization at our other facilities is expected to contribute nearly $5million to the bottom line over 2007.

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Our major projects and Military Construction efforts continue to grow and will again be positive contributors to our profits.

Let me provide some detail on our efforts in major projects and military construction.  Although we expected to begin delivery of the Ft Carson barracks buildings in December, due to delays on the project site, we were unable to do so.  We began delivering modules in January and we will have approximately 120 units in the staging areas by the end of the month.  We are planning on continuing delivery of modules at the rate of approximately 150 units per month through the month of May.  This will significantly boost the Housing Group’s results for the first and second quarters.  We continue to pursue military opportunities with our partners, The Warrior Group and Hensel Phelps, and we expect to make proposals in 2008 for over $100 million in contracts.  We are still delivering homes to the gulf coast region and our major projects sales group is working on several projects now that the Katrina rebuilding effort is finally gaining momentum.

Driven by consumer interest and high energy costs, The housing industry is at long last beginning to recognize the crying need for energy efficiency and the use of sustainable materials in the construction of new homes.  We have taken a leadership position in this market transformation and next month we are launching, our Green Catalog.  This will enable our customers to choose for themselves what technologies and earth-friendly materials they would like included in their new homes within their own budget.  One example is Icynene insulation.  During the last half of 2007, Coachmen and Icynene jointly developed a new injection technique that greatly reduces the labor involved in applying foam insulation.  We believe that this new system will also increase the structural rigidity of our homes.  Because this was a joint effort, this technology is exclusive and proprietary to the Housing Group within our market areas.  In addition, we are very excited about the construction of the “Smart Home: Green + Wired” exhibit for the Museum of Science and Industry in Chicago.  We are working on this project with Michelle Kaufmann Designs, a full service design/build architectural firm that specializes in sustainable, innovative, high-quality modular architecture.  The firm’s founder, Michelle Kaufmann works under the belief that sustainable, well-designed buildings should be accessible to more people and she has simplified the process and chosen off-site modular technology as the means to create beautiful, eco-friendly homes and buildings.  Our goals are to make it easier for people to build green and live a more sustainable lifestyle.  The home, called the mkSolaire will be prominently located on the grounds of the museum.  The Museum itself attracts over 1 million visitors per year.  This entire endeavor should put modular construction in a new light for the general public and fits well with our commitment to sustainable construction.

During the 4th quarter of 2007 we began testing the first component of our new marketing program with good results.  Based on those results, during the first quarter of 2008, we will expand the program to several of our markets.  The program will include billboard, television, and print media advertising.  This has never been attempted by the

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January 29, 2008

Housing Group and we will proceed with all due caution as we make the public aware of our capabilities and the benefits of purchasing a state of the art home from Coachmen’s Housing Group.

Part of our new marketing campaign is directed at attracting new top quality builders to our organization.  Although our current builder network is second to none, we still have areas within our marketing reach that are under-served.  Because the independent builders are such a vital part of our past and future success, it is crucial that we continually add new and highly qualified builders to fill the gaps in our market areas.

In summary, 2007 marked the most difficult year for the Housing Group in memory.  The single-family housing market in the United States showed its worst performance in the last quarter century, and in our market areas, this marked the second and in some cases the third consecutive year of market declines.  Despite these difficult markets, the Housing Group has made the important decisions and taken the appropriate actions to mitigate these broad market conditions and get back on the path to profitable growth.

Let me now turn the call back over to Rick Lavers…

CONCLUSION AND OUTLOOK (Rick Lavers)

Thank you, Colleen, Mike and Rick.

We have accomplished many, many things in 2007. First and foremost, we have changed our business model: to maximize manufacturing flexibility; to reduce our material costs through SKU reduction, strategic sourcing and use of standardized parts from a smaller number of key vendor-partners; to minimize inventory by, to the extent possible, building to order rather than building open inventory; to exploit our brand equity; to price our product to the market; to conceive innovative and styled products with an advanced design team and strict new product development process; and all with an overriding emphasis on quality.  We have drastically reduced our voluntary hourly turnover, which contributes to improved plant efficiencies and fewer errors on the line.  We are beginning to reap the benefits now in terms of increased quality by increased customer satisfaction and dramatically lower warranty costs.  Specific to the Housing side, we have created new green and wired product options, and earlier this month we announced that we will build a Michelle Kaufmann designed house for display on the grounds of the Museum of Science and Industry in Chicago.  We managed our balance sheet, closely monitoring payables and receivables, limited capital expenditures without starving research and development, marshaled underutilized assets, and reduced headcount. And we continue to seek out more ways to reduce costs where we can.  For example, this month we began the relocation of our corporate offices from Elkhart to our RV manufacturing complex in Middlebury.  As we no longer have any manufacturing operations in Elkhart or Edwardsburg, Elkhart offices no longer make sense.  This relocation will reduce our costs and use empty office space at the complex, eliminate the time inefficiencies of many daily 45 minute trips by executives and managers between Elkhart and Middlebury, will increase senior management interaction by having all the senior RV, Housing and Corporate officers housed in one location, and, perhaps most importantly, will place the

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corporate officers in the middle of where the action is, closer to the manufacturing operations that are the heart of our business – in fact, on the RV manufacturing complex.

While I obviously cannot be satisfied in any way, shape or form with the results for the 4th quarter or for 2007, at the same time, I am very proud of this management team and our employees for everything we have accomplished in 2007.  Unfortunately, while we relentlessly drove out costs throughout 2007, at times it seemed that no matter how fast we improved our quality, reduced our cost or increased our market share, the RV and Housing markets fell faster and further.  But we now believe we have built a solid floor under the business.  Throughout 2007, we recalibrated and restructured the company.  Now is the time to put all the changes we made in 2007 into action, and we fully intend to do so.  Change was the key word for 2007, execution is the key word for 2008.

We are committed to being profitable, whatever it takes.  Based on what we have done and the internal metrics we are tracking, even in the face of challenging markets in both of our business segments I am confident in saying that 2008 will be better than 2007 – and not just marginally better, tremendously better.  Right now, January sales are proving to be much better than December’s.  Behind the scenes during 2007 we have been diligently putting together several significant new initiatives that we are on the cusp of announcing, but which are just not yet quite ready for prime time.  These initiatives will bring additional revenues streams to the company. If we can successfully implement those initiatives, and if we can continue the trends we have established of growing RV market share and increasing our military and major projects housing business, we can add top line growth in 2008 even in these deplorable market conditions.  The key word is execution.

I’d like to take quick moment for a word to our employees, builders and dealers, some of whom often listen to these calls.

I know that many of you are concerned about your jobs and your businesses, and the future of our Company.  With the closure of National RV and Travel Supreme, many of our local RV competitors operating on 3 day weeks, and the consolidation of our Ohio plant into Indiana as well as on our own RV facilities, and all the talk about credit crises, real estate bubbles and possible recession, as well as our own losses, only a moron would not be concerned.  I’m sure rumors are rampant. I’ve heard some doozies in the last year.

This too, will pass.  This morning, I bought gas for $2.58 per gallon, can you believe it?  Last week the Fed dropped the fed funds rate by ¾ points.  Congress and the White House are actually working together to pass a massive economic stimulus package on a fast track – can you believe that!  We detailed last call why we have the capital resources to ride out this slump, and Colleen provided further assurances this morning.

As for our future, you know better than anyone how our products have improved, in quality but also features, design and pricing.  You know better than anyone all the many, many changes we have made in this company over the past 12-15 months, including personnel changes.  Look around you – you will recognize the strongest team we have had in years, and that is no accident.  You also know better than anyone how hard this

Coachmen Industries, Inc. Fourth Quarter Conference Call Script

January 29, 2008

management team is working.  I promise you, we will continue to sweat blood to keep those production lines full and to keep product moving off your lots and out of your showrooms, because when you succeed, we all succeed.

The Colorado and Iowa plants are full with military housing products we didn’t even make 2 years ago.  Indiana will be healthy with the addition of the work transferred from Ohio plus backstopping Iowa and Colorado and building another brand new product, the Michelle Kauffman house for the Museum of Science and Industry, as well as fulfilling the needs of its own builder base.  Several of us will be traveling to the Carolinas and the Gulf Coast next week trying to nail down some major project opportunities for our Southeastern plants.  I’m not saying that our RV business is robust, but we are building 5 days a week, and actually stepping up production rates in Middlebury for our new 2008 and 2009 models of C’s, A’s and travel trailers in order to meet backlogs that extend well into March. SUT sales from our Georgia division are up over 420% from a year ago.  Viking is developing a brand new product to supplement its camper trailer line.

Thank you for all your hard work.  This team, top to bottom, is now all pulling together in the same direction.  All pulling together in the same direction, we can do it.  We are doing it.  We will do it.  We are going to be ok.

Operator, we will now be glad to entertain any questions.

CLOSING (Jeff Tryka)

We appreciate that you took the time to join us this morning.  We welcomed your questions, hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.  Thank you.